Exhibit 99.1

Voya Financial announces third-quarter 2024 results

NEW YORK, Nov. 4, 2024 — Voya Financial, Inc. (NYSE: VOYA) announced today its third-quarter 2024 financial results:
•Net income available to common shareholders of $98 million, or $0.98 per diluted share, and after-tax adjusted operating earnings1 of $190 million, or $1.90 per diluted share.
•Strong results in Wealth Solutions and Investment Management mitigating higher loss ratios in Health Solutions.
–Disciplined pricing actions expected to improve loss ratios in Stop Loss in 2025.
•Prudently positioned balance sheet and strong excess capital generation supporting capital return to shareholders:
–Board of directors authorized repurchase of an additional $500 million of common stock.
–Generated and returned approximately $0.2 billion of capital in third-quarter 2024.
–Expect to return $0.8 billion of capital for the full-year 2024.
•Acquisition of OneAmerica Financial’s full-service retirement plan business expected to close on Jan. 1, 2025.

“We delivered robust results in Wealth Solutions and Investment Management in the third-quarter of 2024. This helped offset higher loss ratios in Health Solutions, resulting in an adjusted operating EPS of $1.90 per diluted share,” said Heather Lavallee, chief executive officer, Voya Financial. “We are building on our commercial momentum to accelerate profitable growth. We are also fully focused on executing substantial rate increases in our Stop Loss business during the fourth- quarter, which we expect will improve profitability in Health Solutions in 2025.”

“Capital return in the third-quarter reflects our continued commitment to creating value for shareholders. We remain on track to return $800 million for the full-year. Looking forward, we expect to significantly increase excess capital generation in 2025 driven by continued growth in our core businesses, repricing actions in Stop Loss, and additional earnings from the OneAmerica acquisition."

“The strategic acquisition of OneAmerica's full-service retirement plan business will further strengthen our market position and accelerate profitable growth. We remain focused on addressing the evolving needs of our customers, who rely on us for comprehensive workplace benefits, savings, and investment solutions. This commitment continues to distinguish Voya as a leader in the marketplace."

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on notable items in the company’s financial results, non-GAAP measures, and reconciliations to the most comparable U.S. GAAP measures can be found in the "Use of Non-GAAP Financial Measures" and reconciliation tables at the end of this press release, and in the “Non-GAAP Financial Measures” section of the company’s Quarterly Investor Supplement, which is available at investors.voya.com.

Third-Quarter 2024 Consolidated Results
Third-quarter 2024 net income available to common shareholders was $98 million, or $0.98 per diluted share, compared with $248 million, or $2.29 per diluted share, in third-quarter 2023. The decrease was driven by events in the prior period which did not repeat this quarter, including the recognition of tax benefits associated with divested businesses and a revaluation gain on the Voya India investment. It also included an unfavorable change in Net investment gains (losses) in the current quarter due to interest rate movements.

Third-quarter 2024 after-tax adjusted operating earnings were $190 million, or $1.90 per diluted share, compared with $189 million, or $1.74 per diluted share, in third-quarter 2023. Higher fee-based revenues in Wealth Solutions and Investment Management and continued expense discipline were offset by higher loss ratios in Stop Loss in Health Solutions. Third-quarter 2024 earnings per share also reflect a reduced share count as a result of share repurchases.

Business Segment Results
Wealth Solutions
Wealth Solutions third-quarter 2024 pre-tax adjusted operating earnings were $211 million, up from $179 million in the prior-year period. The increase was primarily due to growth in fee-based revenues.

Total client assets as of Sept. 30, 2024, were $608 billion, up 19% compared with Sept. 30, 2023, primarily due to higher equity market levels.

Net revenues for the trailing twelve months (TTM) ended Sept. 30, 2024, grew 7.2% compared with the prior-year TTM period due to growth in fee-based revenues.

Adjusted operating margin for the TTM ended Sept. 30, 2024, was 37.9% compared with 33.8% in the prior-year TTM period. The improvement reflects net revenue growth and disciplined expense management while investing in the business.

Excluding notable items, for the TTM ended Sept. 30, 2024, net revenues grew 4.8% and adjusted operating margin was 40.4%.

Health Solutions
Health Solutions third-quarter 2024 pre-tax adjusted operating earnings were $23 million, down from $53 million in the prior-year period. The decline was primarily attributable to higher loss ratios in Stop Loss.

Health Solutions third-quarter 2024 annualized in-force premiums and fees grew 16% to $3.9 billion compared with the prior-year period. The increase reflects growth across all product lines due to strong sales and favorable retention.

Net revenues for the TTM ended Sept. 30, 2024, declined 1.2% compared with the prior-year TTM period. The decline reflects unfavorable loss ratios in the current-year TTM period, partially offset by in-force premium growth and the positive impact of fee-based revenue diversification as a result of the acquisition of Benefitfocus.

Adjusted operating margin for the TTM ended Sept. 30, 2024, was 16.6% compared with 30.6% in the prior-year TTM period. The decline reflects higher loss ratios and the acquisition of Benefitfocus.

Excluding notable items, for the TTM ended Sept. 30, 2024, net revenues declined 2.7% and adjusted operating margin was 17.4%.

Investment Management
Investment Management third-quarter 2024 pre-tax adjusted operating earnings, excluding Allianz's noncontrolling interest, were $55 million, up from $49 million in the prior-year period. The increase was primarily due to higher fee-based revenues benefiting from positive capital markets and strong business momentum.

Investment Management had net inflows of $3.8 billion (excluding divested businesses) during the three months ended Sept. 30, 2024, generating organic growth of 1.3%. This reflects further growth from Insurance channel clients and continued positive flows within Retail.

Net revenues for the TTM ended Sept. 30, 2024, grew 4.0% compared with the prior-year TTM period due to an increase in fee-based revenues reflecting positive capital markets and net flows.

Adjusted operating margin for the TTM ended Sept. 30, 2024, was 26.3% compared with 24.9% in the prior-year TTM period. The improvement is due to net revenue growth and disciplined expense management.

Excluding notable items, for the TTM ended Sept. 30, 2024, net revenues grew 3.9% and adjusted operating margin was 26.9%.

Corporate
Corporate third-quarter 2024 pre-tax adjusted operating losses, excluding Allianz's noncontrolling interest, were $59 million, up from $52 million of losses in the prior-year period primarily reflecting the impact of the preferred stock dividend reset in the prior year.

Capital
For the third-quarter 2024, the company generated approximately $0.2 billion of excess capital reflecting capital generation of over 90% of after-tax adjusted operating earnings for the TTM. The company also returned approximately $0.2 billion of excess capital to shareholders in the third quarter through $149 million of share repurchases and $44 million of common stock dividends. Share repurchases included an accelerated share repurchase (ASR) agreement to repurchase $100 million of common stock of which $80 million was delivered in the third quarter, with the remaining $20 million to be delivered in the fourth quarter. As of Sept. 30, 2024, the company had approximately $0.4 billion of excess capital.

The company announced today that its board of directors has increased the company's authorization to repurchase common stock under the company's share repurchase program by
$500 million. This is in addition to the remaining repurchase capacity of approximately $382 million available as of Sept. 30, 2024.

During the third-quarter 2024, the company issued $400 million of unsecured 5.0% Senior Notes due 2034 and intends to use the net proceeds for repayment at maturity of the $400 million outstanding principal amount of its 3.976% Senior Notes due Feb. 15, 2025.

In Sept. 2024, Fitch upgraded Voya Financial, Inc.'s life insurance subsidiaries' Insurer Financial Strength to 'A+' from 'A,' long-term issuer default rating to 'A-' from 'BBB+' and senior unsecured debt to 'BBB+' from 'BBB.' In conjunction with the upgrade, Fitch revised its outlook to 'Stable' for the revised ratings.

Investments in Profitable Growth
On Sept. 11, 2024, the company announced that it had entered into a definitive agreement to acquire OneAmerica Financial’s full-service retirement plan business including 401(k), 403(b), 457, non-qualified deferred compensation and employee stock ownership plans. The acquisition will provide the company with a broader set of capabilities that complement its existing product suite within Wealth Solutions, including competitive employee stock ownership plan capabilities, administration, and new opportunities to expand its distribution footprint and deepen its existing advisor relationships. The acquisition will add assets in the strategically important full-service Emerging and Mid-Market segments, extend the company’s leadership position in the Large Market and increase the company’s General Account, which is managed by Voya Investment Management. The transaction is expected to close on Jan. 1, 2025, subject to customary closing conditions.

Additional Financial Information and Earnings Call
More detailed financial information can be found in the company’s quarterly investor supplement, which is available on Voya’s investor relations website, investors.voya.com. In addition, Voya will host a conference call on Tuesday, Nov. 5, 2024, at 10 a.m. ET, to discuss the company’s third-quarter 2024 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website, investors.voya.com, starting at 1 p.m. ET on Nov. 6, 2024.

Media Contact:                            Investor Contact:
Donna Sullivan                         Mei Ni Chu
Donna.Sullivan@voya.com                    IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company with over 9,000 employees who are focused on achieving Voya’s aspirational vision: "Clearing your path to financial confidence and a more fulfilling life." Through products, solutions and technologies, Voya helps its 15.2 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company and a leading benefits administration provider, extends the reach of Voya’s workplace benefits and savings offerings by engaging directly with over 12 million employees in the U.S. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes is a meaningful measure used by management to evaluate our business and segment performance. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) before income taxes. Adjusted operating earnings before income taxes does not replace Income (loss) before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both measures when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes are calculated by adjusting Income (loss) before income taxes for the following items:
•Net investment gains (losses), which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment;
•Income (loss) attributable to noncontrolling interests to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings before income taxes that are available to common shareholders;
•Other adjustments include items which are not indicative of normal operations, performance of our segments, current Operating expense fundamentals, or do not reflect cash-settled expenses. These items vary widely in timing, scope and frequency between periods as well as among companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. These may include:
◦Income (loss) related to early extinguishment of debt;
◦Impairment of goodwill and intangible assets;
◦Amortization of acquisition-related intangible assets as well as contingent consideration fair value adjustments;
◦Expected return on plan assets net of interest costs associated with our qualified defined benefit pension plan and immediate recognition of net actuarial gains (losses) related to all of our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and
◦Other items such as capital or organizational restructurings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate.

Sources of Earnings
We analyze our segment performance based on the sources of earnings. We believe that this supplemental information is useful because we use it to analyze our business and it can help investors understand the main drivers of Adjusted operating earnings before income taxes. The sources of earnings include:
•Investment spread and other investment income.
•Fee-based margin.
•Net underwriting gain (loss).
•Administrative expenses.
•Premium taxes, fees and assessments.
•Net commissions.
•DAC/VOBA and other intangibles amortization.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as Adjusted operating earnings before income taxes divided by net revenue.
•Net revenue is the sum of investment spread and other investment income, fee-based margin, and net underwriting gain (loss).
•We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations.
•We report net revenue and adjusted operating margin excluding notable items since they provide the main drivers for Adjusted operating earnings before income taxes excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) global market risks, including general economic conditions, our ability to manage such risks, and interest rates; (ii) liquidity and credit risks, including financial strength or credit ratings downgrades, requirements to post collateral, and availability of funds through dividends from our subsidiaries or lending programs; (iii) strategic and business risks, including our ability to maintain market share, achieve desired results from our acquisitions and dispositions, or otherwise manage our third-party relationships; (iv) investment risks, including the ability to achieve desired returns or liquidate certain assets; (v) operational risks, including cybersecurity and privacy failures and our dependence on third parties; and (vi) tax, regulatory and legal risks, including limits on our ability to use deferred tax assets, changes in law, regulation or accounting standards, and our ability to comply with regulations. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2023, as filed with the SEC on Feb. 23, 2024, and in our Quarterly Report on Form 10-Q for the three months ended Sept. 30, 2024, to be filed with the SEC on or before Nov. 12, 2024.

VOYA-IR VOYA-CF

Consolidated Statement of Operations
	Three Months Ended
(in millions USD, except per share)	9/30/2024	9/30/2023

Revenues
Net investment income	$506	$547
Fee income	540	489
Premiums	796	682
Net gains (losses)	(14)	(7)
Other revenues	103	81
Income (loss) related to consolidated investment entities	25	31
Total revenues	1,956	1,823
Benefits and expenses
Interest credited and other benefits to contract owners/policyholders	(938)	(799)
Operating expenses	(775)	(717)
Net amortization of DAC/VOBA	(55)	(57)
Interest expense	(29)	(31)
Operating expenses related to consolidated investment entities	(43)	(47)
Total benefits and expenses	(1,840)	(1,651)
Income (loss) before income taxes	116	172
Income tax expense (benefit)	18	(74)
Net income (loss)	98	246
Less: Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	(16)	(16)
Net income (loss) available to Voya Financial, Inc.	114	262
Less: Preferred stock dividends	16	14
Net income (loss) available to Voya Financial, Inc.'s common shareholders	$98	$248
Net income (loss) available to Voya Financial, Inc.'s common shareholders per common share:
Basic	$1.00	$2.35
Diluted	$0.98	$2.29

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
(in millions USD, except per share)	9/30/2024		9/30/2023
	After-tax (1)	Per share	After-tax (1)	Per share
Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$98	$0.98	$248	$2.29
Less:
Net investment gains (losses) (2)	(26)	(0.26)	43	0.40
Income (loss) related to businesses exited or to be exited through reinsurance or divestment (3)	(41)	(0.41)	38	0.35
Other adjustments (4)	(25)	(0.25)	(21)	(0.19)
Adjusted operating earnings	$190	$1.90	$189	$1.74
Less:
Alternative investment income and prepayment fees above (below) long-term expectations net of variable compensation	(22)	(0.22)	(23)	(0.21)
Other (5)	—	—	(13)	(0.12)
Adjusted operating earnings excluding notable items	$212	$2.12	$224	$2.07
Note: Totals may not sum due to rounding.
(1) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings. For net investment gains (losses), income (loss) related to businesses exited, and other non-operating items, we apply a 21% tax rate and adjust for related tax benefits and expenses, including changes to tax valuation allowances and impacts related to changes in tax law.
(2) Includes a $45 million revaluation gain on the Voya India investment for the three months ended Sept. 30, 2023. There was no tax expense associated with this gain.
(3) Includes tax benefits of $92 million related to a divested business for the three months ended Sept. 30, 2023.
(4) Primarily consists of acquisition and integration costs associated with the Allianz Global Investors and Benefitfocus transactions and amortization of acquisition-related intangible assets. For the three months ended Sept. 30, 2024, also includes $7 million, after-tax, of severance costs.
(5) Includes changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings and Notable Items
Three Months Ended Sept. 30, 2024
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Adjusted operating earnings
Wealth Solutions	$211	$(21)	$232
Health Solutions	23	(3)	26
Investment Management	55	(4)	59
Corporate	(59)	—	(59)
Adjusted operating earnings before income taxes	230	(28)	258
Income taxes (2)	39	(6)	45
Adjusted operating earnings after income taxes	$190	$(22)	$212
Adjusted operating earnings per share	1.90	(0.22)	2.12
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the three months ended Sept. 30, 2024, was approximately $48 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the three months ended Sept. 30, 2024, was approximately $9 million, pre-tax and before variable compensation.
(2) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Adjusted Operating Earnings and Notable Items
Three Months Ended Sept. 30, 2023
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Adjusted operating earnings
Wealth Solutions	$179	$(24)	$—	$202
Health Solutions	53	(2)	(16)	71
Investment Management	49	(3)	—	52
Corporate	(52)	—	—	(52)
Adjusted operating earnings before income taxes	229	(29)	(16)	273
Income taxes (3)	39	(6)	(3)	49
Adjusted operating earnings after income taxes	$189	$(23)	$(13)	$224
Adjusted operating earnings per share	1.74	(0.21)	(0.12)	2.07
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the three months ended Sept. 30, 2023, was approximately $48 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the three months ended Sept. 30, 2023, was approximately $9 million, pre-tax and before variable compensation.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.
(3) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended Sept. 30, 2024
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Net revenue
Wealth Solutions	$1,999	$(82)	$2,081
Health Solutions	1,123	(11)	1,134
Investment Management	939	(9)	948
Total net revenue	$4,061	$(102)	$4,163

Adjusted operating margin
Wealth Solutions	37.9%	(2.5)%	40.4%
Health Solutions	16.6%	(0.8)%	17.4%
Investment Management	26.3%	(0.6)%	26.9%
Adjusted operating margin, excluding Corporate	29.3%	(1.7)%	31.0%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the trailing twelve months ended Sept. 30, 2024, was approximately $188 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the trailing twelve months ended Sept. 30, 2024, was approximately $36 million, pre-tax and before variable compensation.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended Sept. 30, 2023
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,864	$(121)	$—	$1,985
Health Solutions	1,137	(9)	(16)	1,165
Investment Management	903	(9)	—	912
Total net revenue	$3,904	$(139)	$(16)	$4,061

Adjusted operating margin
Wealth Solutions	33.8%	(4.0)%	—%	37.8%
Health Solutions	30.6%	(0.6)%	(1.0)%	32.2%
Investment Management	24.9%	(0.6)%	—	25.5%
Adjusted operating margin, excluding Corporate	30.8%	(2.4)%	(0.2)%	33.4%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for the trailing twelve months ended Sept. 30, 2023, was approximately $190 million, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for the trailing twelve months ended Sept. 30, 2023, was approximately $37 million, pre-tax and before variable compensation.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.